Exhibit 99.1

Speedus Files Suits Against a Second National Wireless Carrier – Alltel Corp.

New York, NY (June 5, 2006) – Speedus Corp. (NASDAQ: SPDE) announced today that its unit CellularVision Technology & Telecommunications, L.P. (CT&T) filed suits on June 2 against Alltel Corp. (NYSE: AT), a communications company serving more than 10 million wireless subscribers in 36 states. The suits address technologies now used by Alltel to transmit television to wireless users over cellular networks and the simultaneous transmission of analog and digital signals within the same bandwidth.

Speedus is recognized by the Federal Communication Commission (FCC) as a pioneer in the development of technologies involving wireless broadband and cellular transmission.

“Based on our research we have identified infringements of two of our patents by Alltel and we are asking them to cease and desist from these infringements in their network services,” said Shant Hovnanian, CEO and Chairman of Speedus. “We are also aware of reciprocal roaming agreements that Alltel has in place with Verizon Wireless, against whom we filed similar actions on May 12th. These reciprocal agreements have increased the scope of unauthorized usage of our technology." Verizon Wireless is a joint venture of Verizon Communications and Vodafone.

Two separate complaints were filed in United States District Court in the Southern District of Florida, in which Speedus asserts Alltel is infringing two patents. U.S. Patent No. 5,949,793, “Transmission of Digital and Analog Signals in the Same Band”, covers cellular transmissions using simultaneous analog and digital technology in the same bandwidth, which Alltel is infringing in its operation of Cellular phone systems nationwide. U.S. Patent No. 4,747,160, “Low Power Multi-Function Cellular Television System”, covers the use of cellular systems to deliver television signals, which is also infringed by Alltel.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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